Exhibit 10.1

JIVE SOFTWARE, INC.

AMENDED AND RESTATED CHANGE OF CONTROL AND RETENTION AGREEMENT

This Amended and Restated Change of Control and Retention Agreement (the “Agreement”) is made and entered into by and between John McCracken (the “Employee”) and Jive Software, Inc. (the “Company”), effective on January 13, 2014 (the “Effective Date”).

RECITALS

It is possible that the Company may from time to time receive acquisition proposals by other entities. The Compensation Committee of the Board of Directors of the Company (the “Committee”) recognizes that consideration of any such proposals can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a “Change of Control” (as defined herein) of the Company.

The Committee believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

On December 12, 2011, the Company and Employee entered into a change of control and retention agreement (the “Original COC Agreement”) that provided the Employee with certain benefits upon the Employee’s termination of employment following a Change of Control.

The Committee believes that it is in the best interest of the Company to amend the Original COC Agreement to provide the Employee with certain additional benefits. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

This Agreement also consolidates the documentation of severance benefits to which the Employee may be entitled in the event of the Employee’s termination of employment with the Company under specified circumstances not in connection with a Change of Control.

Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (i) the termination of Employee’s employment with the Company for any reason other than within twelve (12) months after a Change of Control; (ii) the Company’s satisfaction of all of its obligations under this Agreement; or (iii) the execution of a written agreement between the Company and Employee terminating this Agreement.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as otherwise may be provided specifically under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the Employment Agreement or as may otherwise be available in accordance with the Company’s established employee plans.

3. Severance Benefits.

(a) In addition to the benefits described below or in the Employment Agreement, the Employee will be entitled to receive payment for:

(i) Accrued Salary and Vacation. All salary and accrued vacation earned through the Termination Date, less applicable federal and state withholding.

(ii) Expense Reimbursement. Within thirty (30) days of submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses incurred by the Employee, consistent with past practices, in connection with the business of the Company prior to the Employee’s termination of employment.

(iii) Employee Benefits. Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans under which the Employee may be entitled to benefits, payable pursuant to the terms of such plans.

(b) Involuntary Termination other than for Cause or Resignation for Good Reason. If (i) the Employee resigns his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein), and the Employee (X) complies with the Company’s sub-certification requirements that have been implemented to ensure compliance with the Sarbanes Oxley Act 2002 in form and substance determined by the Company in its complete discretion, and (Y) signs and does not revoke a standard release of claims with the Company in a form substantially similar to that attached hereto as Exhibit A (a “Release”), then the Employee shall receive the following severance benefits from the Company:

(i) Severance Payment. Employee shall receive a lump-sum severance payment (less applicable tax withholding) equal to twelve (12) months of the Employee’s Base Salary.

(ii) Additional Severance Payment. Employee shall receive a lump sum cash payment equal to twelve (12) multiplied by the cost of a single month of COBRA coverage at the rates in effect on the date of termination. If such coverage included the Employee’s dependents immediately prior to the Employee’s termination of employment with the Company, such payment shall also include the cost of COBRA coverage for the Employee’s dependents.

(iii) Equity Awards. With respect to Employee’s then-outstanding equity awards covering shares of the Company’s common stock (“Equity Awards”), fifty percent (50%) of the total number of shares subject to each such Equity Award at the time of its grant shall vest as of the date of termination but only if such termination occurs on or within the period ending twelve (12) months following the Change of Control Date.

(c) Timing of Severance Payments. Other than with respect to the payments made under Section 3(a), the severance payments to which the Employee is entitled (including, for the avoidance of doubt, any vesting acceleration pursuant to Section 4(b) of this Agreement) will be subject to the Employee signing and not revoking the Release and provided that such Release is effective within sixty (60) days following the termination of employment. Such payments will be made to the Employee in cash and in full, not later than seven (7) calendar days after the effective date of any Release. In the event the termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Employee’s termination occurs, any severance that would be considered Deferred Compensation Separation Benefits (as defined in Section 3(f)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by the payment schedule applicable to each payment or benefit, or Section 3(f).

(d) Voluntary Resignation; Termination for Cause, Death or Disability. If the Employee’s employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason or Disability, (ii) for Cause by the Company, or (iii) pursuant to the Employee’s death or Disability, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Exclusive Remedy. In the event of a termination of the Employee’s employment, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. The Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.

(f) Code Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of the Employee’s termination (other than due to death) or resignation, then the severance payable to the Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following the Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following his or her termination but prior to the six (6) month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) the Employee’s annualized compensation based upon the annual rate of pay paid to the Employee during the Employee’s taxable year preceding the Employee’s taxable year of the Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee’s employment is terminated.

(iv) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

4. Retention Benefits.

(a) Additional Equity Awards. On the Effective Date, Employee was granted 80,000 RSUs. 40,000 of the RSUs will vest each fiscal quarter over a four year period commencing after the quarter ended June 30, 2014, subject to his continued employment through each vesting date. 40,000 of the RSUs will vest over a multi-year period based on the achievement of performance objectives established by the compensation committee of the Board of Directors.

(b) Future Equity Awards. If the Employee remains continuously employed with the Company through each of the first two quarters of the Company’s fiscal 2014 year, the Employee will receive on the last business day of each such quarter a grant of 50,000 RSUs that are fully vested upon grant and will be settled to the Employee as soon as practicable after the grant date.

(c) Equity Award Acceleration. Upon the earlier of (i) the date the Employee’s employment with the Company terminates or (ii) June 30, 2014 (the “Acceleration Trigger Date”), 40,000 of the Employee’s then unvested restricted stock units (the “RSUs”) covering shares of the Company’s common stock will immediately vest and become settled to the Employee as soon as practicable thereafter. For purposes of clarity the RSUs that vest pursuant to this Section 4(c) will be the last RSUs that are scheduled to vest pursuant to the original vesting schedule(s) applicable to the Employee’s RSU award(s). The Employee’s remaining unvested RSUs will continue to vest in the same amount(s) and at the same time(s) pursuant to their original vesting schedule, subject to the Employee remaining in service with the Company or any subsidiary of the Company through each applicable vesting date. Notwithstanding the foregoing, if, on the date the Employee’s employment terminates, such termination otherwise would result in the Employee becoming entitled to the vesting acceleration benefits under Section 3(b)(iii) and this Section 4(c) of the Agreement, the Employee will be entitled to benefits under both sections to the extent they do not result in a duplication benefits.

5. Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (X) constitute “parachute payments” within the meaning of Code Section 280G, and (Y) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, the determination of the Employee’s excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by a nationally-recognized independent accounting firm selected by the Company (the “Accountants”). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order: (i) reduction of cash payments; (ii) reduction of acceleration of vesting of equity awards; and (iii) reduction of other benefits paid to the Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Employee’s equity awards.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Base Salary. Base Salary means:

(i) with respect to payments set forth in Section 3(c) above, the rate of annual base salary paid to the Employee immediately prior to a Change of Control, provided that such amount shall in no event be less than the highest rate of annual base salary paid to the Employee during the one (1) year period immediately prior to the Change of Control; or

(ii) with respect to payments set forth in Section 3(b) above, the rate of annual base salary paid to the Employee immediately prior to the termination of the Employee’s employment, provided that such amount shall in no event be less than the highest rate of annual base salary paid to the Employee during the one (1) year period immediately prior to the termination of employment.

(b) Cause. Cause means:

(i) The Employee’s commission of an act of material fraud or dishonesty against the Company;

(ii) Any intentional refusal or willful failure to carry out the reasonable instructions of the Chief Executive Officer or the Board of Directors;

(iii) The Employee’s conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude. Moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice, or ethics as to be shocking to the moral sense of the community;

(iv) The Employee’s gross misconduct in connection with the performance of his or her duties;

(v) The Employee’s improper disclosure of confidential information or violation of material Company policy or the Company code of ethics;

(vi) The Employee’s breach of his or her fiduciary duty to the Company; or

(vii) The Employee’s failure to cooperate with the Company in any investigation or formal proceeding or the Employee being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in his or her role.

(c) Change of Control. Change of Control means the occurrence of any of the following, in one or a series of related transactions:

(i) The shareholders of the Company approve one of the following:

(1) Any merger or statutory plan of exchange involving the Company (“Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger continue to represent more than fifty percent (50%) of the voting securities of the surviving corporation after the Merger; or

(2) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(ii) A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing more than fifty percent (50%) of the voting power of outstanding securities of the Company.

(iii) The Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of securities representing more than fifty percent (50%) of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in clause (ii) above, a Change of Control shall not take place until the conclusion of such offer.

(d) Change of Control Date. Change of Control Date means the date on which a Change of Control occurs.

(e) Disability. Disability means:

(i) the Employee has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Employee’s duties;

(ii) such total incapacity shall have continued for a period of six (6) consecutive months; and

(iii) such incapacity will, in the opinion of a qualified physician selected by the Company, be permanent and continuous during the remainder of the Employee’s life.

(f) Good Reason. Good Reason means any of the following that occur without the Employee’s consent:

(i) a material reduction of the Employee’s Base Salary, excluding any reduction generally applicable to senior executives;

(ii) a material reduction in the Employee’s Target Incentive Compensation, excluding any reduction generally applicable to senior executives;

(iii) a material reduction in the Employee’s title, including for the avoidance of doubt, his current title being made less significant because of the hiring of a new Chief Marketing Officer to whom he will be reporting;

(iv) a material change in the Employee’s reporting position such that Employee no longer reports to the same manager;

(v) a material reduction in the Employee’s duties or responsibilities; or

(vi) requiring the Employee to relocate to a location more than thirty-five (35) miles from his or her then current office location,

provided, however, that Good Reason shall not exist unless the Employee has provided the Company with written notice of the purported grounds for such Good Reason within six (6) months of its initial existence and such purported grounds, after good faith negotiations, are not cured within thirty (30) days of the Company’s receipt of such written notice.

(g) Service Term. Service Term means, as of a particular date, the period of time that the Employee has been continuously employed by the Company as an employee in any capacity.

(h) Target Incentive Compensation. Target Incentive Compensation means the then-current incentive compensation target (percentage multiplied by salary or dollar figure) as set forth in the Employee’s then-current incentive compensation plan established for the Employee by the Compensation Committee or other party with the authority to establish such incentive compensation target.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by registered mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the Employee, at his or her last known residential address, and (ii) if to the Company, at the address of its principal corporate offices (attention: General Counsel), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b) Notice of Termination. Any termination by the Company for Cause or resignation by the Employee voluntarily or for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

9. Miscellaneous Provisions.

(a) Confidentiality. The Employee shall retain in confidence under the conditions of the Company’s confidentiality agreement with the Employee any proprietary or other confidential information known to the Employee concerning the Company and its business so long as such information is not publicly disclosed and disclosure is not required by an order of any governmental body or court. If required, the Employee shall return to the Company any memoranda, documents or other materials proprietary to the Company. The Employee shall be specifically required to continue to comply with the terms of any Employee Inventions and Proprietary Rights Assignment Agreement including its provisions regarding the use of the Company’s trade secrets and/or confidential information to directly or indirectly request, induce or attempt to influence any past, current or future customer of the Company, or any current or future supplier of goods or services to the Company, to avoid, curtail or cancel any business it transacts with the Company and such agreement is hereby incorporated by reference.

(b) Non-Solicitation. While employed by the Company and for a period of two (2) years following the termination of such employment after a Change of Control, the Employee shall not directly or indirectly request, induce or attempt to influence any current or future employee of, or independent contractor or consultant to, the Company to terminate his or her employment with or services to the Company.

(c) The Employee acknowledges that a breach of any of the covenants contained in Sections 9(a) and (b) may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Company may be entitled to obtain a restraining order and/or an injunction restraining the Employee from engaging in activities prohibited by these Sections 9(a) and (b) or such other relief as may be required to specifically enforce any of the covenants in these Sections 9(a) and (b). This Section 9(c) shall survive any termination of this Agreement.

(d) Conflict in Benefits; Nonduplication of Benefits.

(i) No Limitation of Regular Benefit Plans. Except as provided in Section 9(d)(ii) below, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.

(ii) Nonduplication of Benefits. The Employee may not accumulate cash severance payments, and/or equity vesting under both this Agreement and another plan or policy of the Company. If the Employee has any other binding written agreement with the Company which provides that upon a termination of employment or change of control the Employee shall receive termination or change of control benefits, then the Employee’s execution of this Agreement is a complete and unconditional waiver of such rights to such benefits and this Agreement shall provide the acceleration described herein with respect to existing equity awards. If the Employee is entitled to any payments or benefits by operation of a statute or government regulations, any severance payable pursuant to this Agreement will be reduced by such payments or benefits.

(e) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(f) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(g) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(h) Entire Agreement. This Agreement together with the Employment Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, including the Original COC Agreement, and shall specifically supersede any severance payment provisions of any other offer letter or agreement entered into between the Employee and Company, and this Agreement with respect to the subject matter hereof.

(i) No Oral Modification. This Agreement may only be amended in writing signed by the Employee and the Chief Executive Officer or his or her designee.

(j) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(k) Arbitration. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (whether based in contract or tort, in law or equity), or any breach or asserted breach thereof, shall be determined and settled exclusively by arbitration in San Jose, California, in accordance with the rules for dispute resolution of JAMS. Judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding this Section 9(k), the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or provisional relief as may be necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator. The parties hereby submit themselves to the Superior Court of California in and for the County of Santa Clara as the sole and exclusive venue for the purpose of enforcing this Agreement. This Section 9(k) shall survive any termination of this Agreement.

(l) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(m) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

Jive Software, Inc.		John McCracken

By:	Vicki Ryan	Signature:	John McCracken
Title:	Chief People Officer	Date: 1/13/14
Date:	1/13/14

EXHIBIT A

Jive Software, Inc.

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Jive Software, Inc. (the “Company”), and                     (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Change of Control and Retention Agreement by and between Company and Employee (the “Change of Control Agreement”);

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Termination. Employee’s employment from the Company terminated on                     .

2. Confidential Information. Employee shall retain in confidence under the conditions of the Company’s confidentiality agreement with Employee any proprietary or other confidential information known to Employee concerning the Company and its business so long as such information is not publicly disclosed and disclosure is not required by an order of any governmental body or court. If required, Employee shall return to the Company any memoranda, documents or other materials proprietary to the Company. Employee shall be specifically required to continue to comply with the terms of any Employee Inventions and Proprietary Rights Assignment Agreement and such agreement is hereby incorporated by reference.

3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4. Release of Claims. Except as set forth in the last paragraph of this Section 4, Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of him- or herself, and Employee’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Employee under the Change of Control and Retention Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh (7th) day from the date that Employee signs this Agreement.

6. Civil Code Section 1542. Employee represents that Employee is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that Employee has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

9. No Cooperation. Employee agrees that Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. No Admission of Liability. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made, or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12. Authority. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

13. No Representations. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15. Entire Agreement. This Agreement, along with the Change of Control Agreement, the Employee Inventions and Proprietary Rights Assignment Agreement, and Employee’s written Equity Award agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

16. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chief Executive Officer or his or her designee.

17. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California and its enforceability shall be subject to Section 8(k) of the Change of Control Agreement.

18. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Jive Software, Inc.

By:	Dated:

, an individual

By:	Dated: